UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                            ACA Capital Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    000833103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                 [ ] Rule 13d-1(b)

                                 [ ] Rule 13d-1(c)

                                 [X] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  000833103                                       Page 2 of 14 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
--------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Fund LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |   |
                                                     (b)  | x |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-

         SHARES            -----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -963,236.5-

        OWNED BY           -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
          EACH                      -0-

        REPORTING          -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
         PERSON                     -963,236.5-

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -963,236.5-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6% (based on 36,523,281 shares of common stock outstanding as of December 15, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  000833103                                       Page 3 of 14 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
--------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities GP LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |   |
                                                     (b)  | x |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-

         SHARES            -----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -963,236.5-*

        OWNED BY           -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
          EACH                      -0-

        REPORTING          -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
         PERSON                     -963,236.5-*

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -963,236.5-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6% (based on 36,523,281 shares of common stock outstanding as of December 15, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  000833103                                       Page 4 of 14 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
--------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Principal Investment Holdings IV LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |   |
                                                     (b)  | x |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-

         SHARES            -----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -963,236.5-*

        OWNED BY           -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
          EACH                      -0-

        REPORTING          -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
         PERSON                     -963,236.5-*

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -963,236.5-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6% (based on 36,523,281 shares of common stock outstanding as of December 15, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Drawbridge Special Opportunities GP LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  000833103                                       Page 5 of 14 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
--------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Advisors LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |   |
                                                     (b)  | x |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-

         SHARES            -----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -963,236.5-*

        OWNED BY           -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
          EACH                      -0-

        REPORTING          -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
         PERSON                     -963,236.5-*

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -963,236.5-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6% (based on 36,523,281 shares of common stock outstanding as of December 15, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  000833103                                       Page 6 of 14 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
--------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         FIG LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |   |
                                                     (b)  | x |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-

         SHARES            -----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -963,236.5-*

        OWNED BY           -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
          EACH                      -0-

        REPORTING          -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
         PERSON                     -963,236.5-*

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -963,236.5-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6% (based on 36,523,281 shares of common stock outstanding as of December 15, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole managing member of Drawbridge Special Opportunities Advisors LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  000833103                                       Page 7 of 14 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
--------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Operating Entity I LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |   |
                                                     (b)  | x |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-

         SHARES            -----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -963,236.5-*

        OWNED BY           -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
          EACH                      -0-

        REPORTING          -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
         PERSON                     -963,236.5-*

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -963,236.5-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6% (based on 36,523,281 shares of common stock outstanding as of December 15, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------
* Solely in its capacity as the holder of all of the issued and outstanding shares of beneficial ownership of FIG LLC and Fortress Principal Investment Holdings IV LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  000833103                                       Page 8 of 14 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
--------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         FIG Corp.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |   |
                                                     (b)  | x |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-

         SHARES            -----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -963,236.5-*

        OWNED BY           -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
          EACH                      -0-

        REPORTING          -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
         PERSON                     -963,236.5-*

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -963,236.5-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6% (based on 36,523,281 shares of common stock outstanding as of December 15, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         CO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Fortress Operating Entity I
LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  000833103                                       Page 9 of 14 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
--------------------------------------------------------------------------------
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Group LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |   |
                                                     (b)  | x |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-

         SHARES            -----------------------------------------------------
                           6        SHARED VOTING POWER
      BENEFICIALLY                  -963,236.5-*

        OWNED BY           -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
          EACH                      -0-

        REPORTING          -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
         PERSON                     -963,236.5-*

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -963,236.5-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6% (based on 36,523,281 shares of common stock outstanding as of December 15, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the holder of all of the issued and outstanding shares of beneficial ownership of FIG Corp.

Item 1.

         (a)      Name of Issuer:

         The name of the issuer is ACA Capital Holdings Inc. (the "Issuer").

         (b)      Address of Issuer's Principal Executive Offices:

         The Issuer's principal executive offices are located at 140 Broadway, New York, New York 10005.


Item 2.

         (a)      Name of Person Filing:

         This statement is filed by:

         (i) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership directly owns the shares described herein;

         (ii) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;

         (iii) Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities GP LLC;

         (iv) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is investment advisor to Drawbridge Special Opportunities Fund LP;

         (v) FIG LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities Advisors LLC;

         (vi) Fortress Operating Entity I LP, a Delaware partnership, is the holder of all of the issued and outstanding shares of beneficial ownership of FIG LLC and Fortress Principal Investment Holdings IV LLC;

         (vii) FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and

         (viii) Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all of the issued and outstanding shares of beneficial ownership of FIG Corp.

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

         (b) Address of Principal Business Office, or if none, Residence:

                  The address of the business office of each of the Reporting Persons is c/o Fortress Investment Group Holdings LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Michael Cohn.

         (c)      Citizenship:

         Each of Drawbridge Special Opportunities GP LLC, Fortress Principal Investment Holdings IV LLC, Drawbridge Special Opportunities Advisors LLC, FIG LLC, and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Fortress Operating Entity I LP and Drawbridge Special Opportunities LP is a limited partnership organized under the laws of the State of Delaware. FIG Corp. is a corporation organized under the laws of the State of Delaware.

         (d)      Title of Class of Securities:

                  Common Shares, par value $0.10 per share (the "Common Shares")

         (e)      CUSIP Number:

                  000833103

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

         (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

                  The percentages used in this Item 4 are calculated based upon 36,523,281 shares of Common Stock issued and outstanding as of December 15, 2006 as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2006.

         A. Drawbridge Special Opportunities Fund LP
                  (a) Amount beneficially owned: -963,236.5-
                  (b) Percent of class: 2.6%
                  (c) (i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: -963,236.5-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                          -963,236.5-

         B. Drawbridge Special Opportunities GP LLC
                  (a) Amount beneficially owned: -963,236.5-
                  (b) Percent of class: 2.6%
                  (c) (i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: -963,236.5-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                          -963,236.5-

         C. Fortress Principal Investment Holdings IV LLC
                  (a) Amount beneficially owned: -963,236.5-
                  (b) Percent of class: 2.6%
                  (c) (i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: -963,236.5-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                          -963,236.5-

         D. Drawbridge Special Opportunities Advisors LLC
                  (a) Amount beneficially owned: -963,236.5-
                  (b) Percent of class: 2.6%
                  (c) (i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: -963,236.5-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                           -963,236.5-

         E. FIG LLC
                  (a) Amount beneficially owned: -963,236.5-
                  (b) Percent of class: 2.6%
                  (c) (i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: -963,236.5-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                           -963,236.5-

         F. Fortress Operating Entity I LP
                  (a) Amount beneficially owned: -963,236.5-
                  (b) Percent of class: 2.6%
                  (c) (i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: -963,236.5-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                           -963,236.5-

         G. FIG Corp.
                  (a) Amount beneficially owned: -963,236.5-
                  (b) Percent of class: 2.6%
                  (c) (i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: -963,236.5-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                           -963,236.5-

         H. Fortress Investment Group LLC
                  (a) Amount beneficially owned: -963,236.5-
                  (b) Percent of class: 2.6%
                  (c) (i) Sole power to vote or direct the vote: -0-
                      (ii) Shared power to vote or direct the vote: -963,236.5-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv) Shared power to dispose or direct the disposition:
                           -963,236.5-

Item 5.    Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.    Identification and Classification of Members of the Group.

         The Reporting Persons may be deemed members of a Section 13(d) "group" together with other persons that are parties to the issuer's stockholders agreement. The Reporting Persons disclaim membership in a "group" and disclaim beneficial ownership of the shares beneficially owned by such other persons.

Item 9.    Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certification.

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                                       DRAWBRIDGE SPECIAL OPPORTUNITIES  FUND LP

                                       By:  DRAWBRIDGE SPECIAL OPPORTUNITIES
                                               GP LLC
                                                its general partner



                                       By: /s/ Glenn Cummins
                                           -------------------------------------
                                           Name:  Glenn Cummins
                                           Title: Chief Financial Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                                       DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC


                                       By: /s/ Glenn Cummins
                                           -------------------------------------
                                           Name:  Glenn Cummins
                                           Title: Chief Financial Officer

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                                       FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV
                                       LLC



                                       By: /s/ Randal A. Nardone
                                           -------------------------------------
                                           Name:  Randal A. Nardone
                                           Title: Member of the Management
                                                  Committee


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                                       DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS
                                       LLC



                                       By: /s/ Glenn Cummins
                                           -------------------------------------
                                           Name:  Glenn Cummins
                                           Title: Chief Financial Officer

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                                       FIG LLC



                                       By: /s/ Randal A. Nardone
                                           -------------------------------------
                                           Name:  Randal A. Nardone
                                           Title: Chief Operating Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                                       FORTRESS INVESTMENT GROUP LLC



                                       By: /s/ Randal A. Nardone
                                           -------------------------------------
                                           Name:  Randal A. Nardone
                                           Title: Chief Operating Officer

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                                       FORTRESS OPERATING ENTITY I LP

                                       By:  FIG CORP.
                                                its general partner

                                       By: /s/ Randal A. Nardone
                                           -------------------------------------
                                           Name:  Randal A. Nardone
                                           Title: Chief Operating Officer


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2007

                                       FIG CORP.



                                       By: /s/ Randal A. Nardone
                                           -------------------------------------
                                           Name:  Randal A. Nardone
                                           Title: Chief Operating Officer

                                  EXHIBIT INDEX

Exhibit Number      Exhibit
--------------      ------------------------------------------------------------

1 Joint Filing Agreement dated February 14, 2007, by and between Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities GP LLC, Fortress Principal Investment Holdings IV LLC, Drawbridge Special Opportunities Advisors LLC, FIG LLC, Fortress Operating Entity I LP, FIG Corp. and Fortress Investment Group LLC